                                                                      Exhibit 1

                             AGREEMENT OF MERGER
                                    AMONG
                       AMERICAN TRACTEBEL CORPORATION,
                            ATC ACQUISITION CORP.
                                     AND
                                  CRSS INC.

                                 DATED AS OF
                                 MAY 16, 1995
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                               TABLE OF CONTENTS

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I.   THE TENDER OFFER..................................................................      1
     1.1.  The Offer...................................................................      1
     1.2.  Company Action..............................................................      1
     1.3.  Stockholder Lists...........................................................      2
     1.4.  Board of Directors of the Company...........................................      2
II.  THE MERGER........................................................................      2
     2.1.  Merger......................................................................      2
           2.1.1. Merger...............................................................      2
           2.1.2. Effective Time.......................................................      2
           2.1.3. Effect of Merger.....................................................      3
           2.1.4. Conversion of Shares.................................................      3
     2.2.  Stockholders' Meeting of the Company........................................      3
     2.3.  Consummation of the Merger..................................................      3
     2.4.  Payment for Shares..........................................................      3
     2.5.  Closing of the Company's Transfer Books.....................................      4
     2.6.  Company Stock Options and Related Matters...................................      4
     2.7.  Dissenters' Rights..........................................................      5
III. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER............................      5
     3.1.  Corporate Organization......................................................      5
     3.2.  Authority...................................................................      5
     3.3.  Offer Documents.............................................................      5
     3.4.  Merger Proxy Statement......................................................      6
     3.5.  Fees........................................................................      6
     3.6.  Consents and Approvals; No Violation........................................      6
     3.7.  Financing...................................................................      6
     3.8.  Not a Public Utility........................................................      6
IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................     6
     4.1.  Corporate Organization......................................................      6
     4.2.  Capitalization..............................................................      7
     4.3.  Authority...................................................................      7
     4.4.  Consent and Approvals; No Violation.........................................      7
     4.5.  Commission Filings..........................................................      8
     4.6.  Absence of Certain Changes..................................................      8
     4.7.  Fees........................................................................      8
     4.8.  Offer Documents.............................................................      9
     4.9.  Schedule 14D-9..............................................................      9
     4.10. Merger Proxy Statement......................................................      9
     4.11. Qualifying Facility.........................................................      9
V.   COVENANTS..........................................................................     9
     5.1.  Acquisition Proposals.......................................................      9
     5.2.  Amendment of Rights Agreement...............................................      9
     5.3.  Interim Operations..........................................................     10
           5.3.1. Conduct of Business..................................................     10
           5.3.2. Certificate of Incorporation and By-Laws.............................     10
           5.3.3. Capital Stock........................................................     10

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           5.3.4. Dividends............................................................     10
           5.3.5. Employee Plans, Compensation, Etc....................................     10
           5.3.6. Debt.................................................................     11
     5.4.  Access and Information......................................................     11
     5.5.  Certain Filings, Consents and Arrangements..................................     11
     5.6.  Merger Proxy Statement......................................................     11
     5.7.  Additional Agreements.......................................................     11
     5.8.  Compliance with Antitrust Laws..............................................     12
     5.9.  Publicity...................................................................     12
     5.10. Directors' and Officers' Insurance: Indemnification.........................     12
     5.11. Employee Benefits...........................................................     13
           5.11.1. Employment Agreements...............................................     13
           5.11.2. Employee Benefits...................................................     13
           5.11.3. No Guaranty.........................................................     13
VI. CONDITIONS.........................................................................     13
     6.1.  Conditions..................................................................     13
           6.1.1. Purchase of Shares...................................................     13
           6.1.2. Shareholder Approval.................................................     13
           6.1.3. Injunctions; Illegality..............................................     13
           6.1.4. HSR Act and Exon-Florio..............................................     13
     6.2.  Conditions to Parent and Purchaser Obligations..............................     14
VII. MISCELLANEOUS.....................................................................     14
     7.1.  Termination.................................................................     14
     7.2.  Non-Survival of Representations, Warranties and Agreements..................     14
     7.3.  Waiver and Amendment........................................................     14
     7.4.  Entire Agreement............................................................     15
     7.5.  Applicable Law..............................................................     15
     7.6.  Interpretation..............................................................     15
     7.7.  Notices.....................................................................     15
     7.8.  Counterparts................................................................     16
     7.9.  Parties in Interest; Assignment.............................................     16
     7.10. Expenses....................................................................     16
     7.11. Obligation of Parent........................................................     17
     7.12. Enforcement of the Agreement................................................     17
     7.13. Severability................................................................     17
     7.14. Fiduciary Duty..............................................................     17

                              AGREEMENT OF MERGER

     AGREEMENT OF MERGER, dated as of May 16, 1995 (the "Agreement"), among American Tractebel Corporation, a Delaware corporation ("Parent"), ATC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and CRSS Inc., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for the Company to be acquired upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, Parent has organized Purchaser.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                              I.  THE TENDER OFFER

     1.1. The Offer. Provided that this Agreement has not been terminated in accordance with Section 7.1 hereof and none of the events set forth in Exhibit A has occurred or exists, Purchaser will, and Parent will cause Purchaser to, commence (within the meaning of Rule 14d-2(a) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as promptly as practicable after the date hereof, but in any event not later than May 24, 1995, a tender offer for all outstanding shares of Common Stock, $1 par value (referred to herein as the "Shares" and individually as a "Share"), of the Company at a price of $14.50 per Share, net to the seller in cash (the "Price Per Share"). (Such tender offer, as it may be amended from time to time pursuant to this Agreement, being referred to herein as the "Offer.") The Offer will be subject only to the conditions set forth in Exhibit A, including without limitation the condition that a number of Shares be validly tendered and not withdrawn prior to the expiration date provided in the Offer which, when added to the Shares beneficially owned by Parent, Purchaser and their affiliates, will represent not less than a majority of the Shares outstanding on a fully diluted basis (the "Minimum Share Condition"). Any such condition other than the Minimum Share Condition may be waived by Purchaser in its sole discretion. Purchaser may, at any time, transfer or assign to Powerfin, S.A., the parent corporation of Parent, or to one or more corporations directly or indirectly wholly owned by Parent or Powerfin, S.A. the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment. Purchaser will accept for payment all Shares validly tendered pursuant to the Offer and not withdrawn as soon as legally permissible, and pay for all such Shares as promptly as practicable thereafter, in each case upon the terms and subject to the conditions of the Offer. Notwithstanding anything herein to the contrary, it is understood and agreed that Purchaser may extend the expiration date of the Offer for up to ten business days beyond the time it would otherwise be required to accept validly tendered Shares for payment if (i) at least 80% of the Shares outstanding on a fully diluted basis have been validly tendered for payment, (ii) Purchaser reasonably determines such extension is appropriate in order to enable it to purchase at least 90% of the outstanding Shares on a fully diluted basis in the Offer and (iii) Purchaser waives all other conditions to the Offer.

     1.2. Company Action. The Company consents to the Offer. As soon as practicable after the date of commencement of the Offer, the Company will file with the Securities and Exchange Commission (the "Commission") and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to the Exchange Act (the "Schedule 14D-9 "). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company has at a meeting duly called and held and at which a quorum was present and acting throughout, by the unanimous vote of all directors present (a) determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved the Offer, this Agreement and the Merger, and (c) recommended that the holders of Shares accept the Offer and tender their Shares pursuant thereto; provided, however, that such recommendation may be withdrawn, modified or amended to the extent required by the Board of Directors' Fiduciary Duty (as defined in Section 7.14 hereof). The Company has received the written opinion of Morgan Stanley & Co. Incorporated that the consideration to be received by the holders of the Shares pursuant to the Agreement is fair from a financial point of view. The Company represents that its Board of Directors has taken all actions which are necessary on the part of the Company or its Board of Directors for purposes of Section 251 of the General Corporation Law of the State of Delaware (the "GCL"). The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the GCL will not apply with respect to or as a result of the transactions contemplated by this Agreement.

     1.3. Stockholder Lists. The Company will promptly furnish Purchaser a computer tape or diskette containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of a recent date, and will promptly furnish Purchaser with such additional information, including updated lists of stockholders of the Company and lists of securities positions, and such other assistance as Purchaser or its agents may reasonably request in connection with the Offer. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents (as defined in Section 3.3 hereof) and other documents contemplated hereby, Parent and Purchaser will hold in confidence the information furnished pursuant to this Section 1.3, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request deliver to the Company the computer tape or diskette, together with any copy thereof and all such information, and any copies or extracts therefrom, in its possession or under its control.

     1.4. Board of Directors of the Company. Upon Purchaser's acquisition of a majority of the outstanding shares of Common Stock pursuant to the Offer or otherwise, and from time to time thereafter so long as Powerfin, S.A. or Parent and/or any of its direct or indirect wholly owned subsidiaries (including Purchaser) owns a majority of the outstanding shares of Common Stock, Parent will be entitled, subject to compliance with applicable law, to designate at its option up to that number of directors, rounded up to the nearest whole number, of the Company's Board of Directors as will make the percentage of the Company's directors designated by Parent equal to the percentage of outstanding shares of Common Stock held by Parent and any of its direct or indirect wholly owned subsidiaries (including Purchaser). The Company will, upon the request of Parent, promptly increase the size of its Board of Directors and/or use its reasonable efforts to secure the resignation of such number of directors as is necessary to enable Parent's designees to be elected to the Company's Board of Directors and shall use its reasonable efforts to cause Parent's designees to be so elected, subject in all cases to Section 14(f) of the Exchange Act, provided that, prior to the Effective Time (as defined in Section 2.1.2 hereof), the Company will use its reasonable efforts to assure that the Company's Board of Directors always has (at the Company's election) at least three members who are directors of the Company as of the date hereof.

                                II.  THE MERGER

     2.1.  Merger.

     2.1.1. Merger. Subject to the terms and conditions hereof, (a) Purchaser will be merged with and into the Company and the separate corporate existence of Purchaser will thereupon cease (the "Merger") in accordance with the applicable provisions of the GCL, and (b) each of the Company, Purchaser and Parent will use its commercially reasonable efforts to cause the Merger to be consummated as soon as practicable following the expiration of the Offer.

     2.1.2. Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI hereof, and provided that this Agreement has not been terminated or abandoned pursuant to Section 7.1 hereof, the Company and Purchaser (the "Constituent Corporations") will cause a Certificate of Merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware as provided in Sections 103 and 251 or 253 of the GCL. The Merger will become effective at the time that the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other time specified in the Certificate of Merger as the effective time (the "Effective Time").

     2.1.3. Effect of Merger. The Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Purchaser shall cease. The Certificate of Incorporation (the "Certificate of Incorporation") and the By-Laws (the "By-Laws") of the Company in effect at the Effective Time will be the Certificate of Incorporation and By-Laws of the Surviving Corporation, until duly amended in accordance with their terms and the GCL. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation, to serve in accordance with the By-Laws. Upon the consummation of the Merger, the Surviving Corporation shall thereupon and thereafter possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Corporations, and all obligations belonging to or due each of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed. Title to any real estate or any interest therein vested in any Constituent Corporation shall not revert or in any way be impaired by reason of the Merger. The Surviving Corporation shall thenceforth be liable for all the obligations of each Constituent Corporation, including any liability to holders of Dissenting Shares (as defined in Section 2.7 hereof). Any claim existing, or action or proceeding pending, by or against any Constituent Corporation, may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of any Constituent Corporation. All the rights of creditors of each Constituent Corporation shall be preserved unimpaired, and all liens upon the property of any Constituent Corporation shall be preserved unimpaired but only as to the property affected by such liens immediately prior to the Effective Time. The Merger shall have the effects set forth in Section 259 of the GCL.

     2.1.4. Conversion of Shares. At the Effective Time, (a) each then-outstanding Share not owned by Parent or Powerfin, S.A., Purchaser or any other direct or indirect subsidiary of Parent or Powerfin, S.A. (other than those Shares held in the treasury of the Company or Dissenting Shares) will be cancelled and retired and be converted into a right to receive in cash an amount per Share equal to the highest price paid per Share by Purchaser pursuant to the Offer (the "Merger Price"), (b) each then-outstanding Share owned by Parent or Powerfin, S.A., Purchaser or any other direct or indirect subsidiary of Parent or Powerfin, S.A., will be cancelled and retired, and no payment will be made with respect thereto, (c) each Share issued and held in the Company's treasury will be cancelled and retired, and no payment will be made with respect thereto, and (d) each outstanding share of common stock of Purchaser will be converted into and become a share of common stock of the Surviving Corporation, which thereafter will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

     2.2. Stockholders' Meeting of the Company. The Company will take all action necessary in accordance with applicable law and the Certificate of Incorporation and By-Laws to convene a meeting of its stockholders promptly after the purchase of Shares pursuant to the Offer to consider and vote upon the approval of the Merger, if such stockholder approval is required by applicable law. At any such meeting all of the Shares then owned by Parent, Powerfin, S.A., Purchaser or any other direct or indirect subsidiary of Parent or Powerfin, S.A. will be voted in favor of the Merger. Subject to its Fiduciary Duty, the Board of Directors of the Company will recommend that the Company's stockholders approve the Merger if such stockholder approval is required.

     2.3. Consummation of the Merger. The closing of the Merger (the "Closing") will take place (a) at the principal executive offices of the Company as promptly as practicable after the later of (i) the day of (and immediately following) the receipt of approval of the Merger by the Company's stockholders if such approval is required, or as soon as practicable after completion of the Offer if such approval by stockholders is not required, and
(ii) the day on which the last of the conditions set forth in Article VI hereof is satisfied or duly waived, or (b) at such other time and place and on such other date as Purchaser and the Company may agree.

     2.4. Payment for Shares. Purchaser will authorize the depositary for the Offer (or one or more commercial banks organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least $100,000,000) to act as Paying Agent hereunder with respect to the Merger (the "Paying Agent"). Each holder (other than holders of Dissenting Shares, and other than Parent,

Powerfin, S.A., Purchaser or any direct or indirect subsidiary of Parent or Powerfin, S.A.) of a certificate or certificates which prior to the Effective Time represented Shares will be entitled to receive, upon surrender to the Paying Agent of such certificate or certificates for cancellation and subject to any required withholding of taxes, the aggregate amount of cash into which the Shares previously represented by such certificate or certificates will have been converted in the Merger. On or before the Effective Time, Purchaser will deposit with the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. Pending payment of such funds to the holders of Shares, such funds shall be held and invested by the Paying Agent as Parent directs. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or Parent, as Parent directs. Parent will promptly replace any monies lost through any investment made pursuant to this Section 2.4. Following the Effective Time, each certificate which immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Shares and Shares owned by Parent, Powerfin, S.A., Purchaser or any other direct or indirect subsidiary of Parent or Powerfin, S.A.) will be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate amount of cash into which the Shares represented thereby will have been converted, subject to any required withholding of taxes. No interest will be paid on the cash payable upon the surrender of the certificate or certificates. Any cash delivered or made available to the Paying Agent pursuant to this Section 2.4 and not exchanged for certificates representing Shares within two years after the Effective Time will be returned by the Paying Agent to the Surviving Corporation which thereafter will act as Paying Agent, subject to the rights of holders of unsurrendered certificates representing Shares under this Article II. Thereafter, any former stockholders of the Company who have not theretofore complied with the instructions for exchanging their certificates representing Shares will thereafter look only to the Surviving Corporation for payment of their claim for the consideration set forth in Section 2.1, without any interest thereon, but will have no greater rights against the Surviving Corporation (or either Constituent Corporation) than may be accorded to general creditors thereof under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto will be liable to a holder of Shares for any cash or interest thereon delivered to a public official pursuant to applicable abandoned property laws. Promptly after the Effective Time, the Paying Agent will mail to each record holder of certificates (other than Parent, Powerfin, S.A., Purchaser or any direct or indirect subsidiary of Parent or Powerfin, S.A. which immediately prior to the Effective Time represented Shares (the "Certificates") a form of letter of transmittal (the "Transmittal Letter") and instructions for use thereof in surrendering such Certificates which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent in accordance with the terms of delivery specified in the Transmittal Letter and instructions for use thereof in surrendering such Certificates and receiving the Merger Price for each Share previously represented thereby.

     2.5. Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and no transfer of Shares will thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled, retired and exchanged for cash as provided in Section 2.4 hereof, subject to applicable law in the case of Dissenting Shares.

     2.6. Company Stock Options and Related Matters. With respect to the outstanding stock options to purchase shares of Common Stock of the Company (the "Options") pursuant to Company's 1990 Long-Term Incentive Plan, 1984 Non-Qualified Stock Option Plan and 1981 Incentive Stock Option Plan, (a) prior to the Effective Time, in the case of Options that contain provisions specifically relating to settlement thereof in cash upon a change of control of the Company ("change-of-control provisions"), the Company shall use its commercially reasonable efforts to procure the surrender of all such Options as have not theretofore been exercised in consideration of the cash payment prescribed by the change-of-control provisions, and (b) in the case of each outstanding Option that does not contain change-of-control provisions, after acceptance of Shares for payment and payment therefor and prior to the Effective Time, the Company shall use its commercially reasonable efforts to procure the surrender of all such Options. As to any Option not so surrendered, if requested by Purchaser, the Company shall use its commercially reasonable efforts to obtain, prior to the Effective Time, the consent of the holder of the Option to acquire upon payment of the exercise price an amount of cash equal to the Merger Price in lieu of each Share formerly covered thereby.

     2.7. Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, any Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of the Company who shall not have voted such Shares in favor of the adoption of the Merger and who shall have delivered a written demand for the appraisal of such Shares in the manner provided in Section 262 of the GCL ("Dissenting Shares") shall not be converted as described in Section 2.1.4 hereof but shall become the right to receive payment of the appraisal value of such shares in accordance with the provisions of Section 262 of the GCL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw such holder's demand for payment of the appraisal value of such Shares (within sixty (60) days of the Effective Time or with the consent of the Surviving Corporation by its directors), (ii) if any holder fails to comply with such Section 262 (unless the Surviving Corporation by its directors waives such failure), (iii) if the Purchaser abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their adoption of, the Merger, (iv) if the Surviving Corporation and any holder of Dissenting Shares will not have come to an agreement as to the appraisal value of such holder's Dissenting Shares, and neither such holder of Dissenting Shares nor the Surviving Corporation has filed or joined in a petition demanding a determination of the appraisal value of all Dissenting Shares within the period provided in Section 262 of the GCL or (v) if any holder of Dissenting Shares otherwise loses (through failure to perfect or otherwise) the right to appraisal of the Dissenting Shares, the right and obligation of such holder or holders (as the case may be) to receive such appraisal value and to sell such Shares shall terminate, and such Shares shall thereupon be deemed to have been extinguished and to have been converted, as of the Effective Time of the Merger, into the right to receive the Merger Price, without interest. Persons who have perfected statutory rights with respect to Dissenting Shares as aforesaid shall not be paid by the Surviving Corporation as provided in this Agreement and shall have only such rights as are provided by
Section 262 of the GCL with respect to such Shares.

          III.  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby jointly and severally represent and warrant to the Company that:

     3.1. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is the record and beneficial owner of all of the outstanding capital stock of Purchaser.

     3.2. Authority. Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the respective Boards of Directors of Parent and Purchaser and by Parent as the sole stockholder of Purchaser and no other corporate proceedings on the part of Parent or Purchaser are necessary to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

     3.3. Offer Documents. The documents (the "Offer Documents") pursuant to which the Offer will be made, including the Schedule 14D-1 filed by Purchaser pursuant to the Exchange Act (the "Schedule 14D-1"), will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information contained in the Offer Documents (other than information supplied in writing by the Company expressly for inclusion in the Offer Documents) will not, at the respective times the Schedule 14D-1 or any amendments or supplements thereto are filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Purchaser will promptly correct any statements in the Schedule 14D-1 and the Offer Documents that have become false or misleading and take all steps necessary to cause such Schedule 14D-1 as so corrected to be filed with the Commission and such Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law.

     3.4. Merger Proxy Statement. None of the information to be supplied by Parent or Purchaser expressly for inclusion in a proxy or information statement of the Company required to be mailed to the Company's stockholders in connection with the Merger (the "Merger Proxy Statement"), or in any amendments or supplements thereto will, at the time of (a) the first mailing thereof or (b) the meeting, if any, of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.5. Fees. Except for the fees payable to Goldman, Sachs & Co., neither Parent nor Purchaser nor any of Parent's other subsidiaries has paid or will become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

     3.6. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent and Purchaser nor the consummation by Parent and Purchaser of the transactions contemplated hereby will (a) conflict with, or result in any breach or violation of, any provision of their respective certificates of incorporation or by-laws (or comparable governing instruments), or (b) violate, conflict with, constitute a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any order, writ, injunction, decree, statute, rule or regulation, governmental permit or license, or note, bond, mortgage, indenture, deed of trust, license, lease agreement or other instrument or obligation to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which, individually or in the aggregate, will not have a material adverse effect upon the ability of Parent or Purchaser to perform their respective obligations under this Agreement, or (c) except as set forth in Schedule 3.6, require any consent, approval, authorization or permit of or from, or filing with or notification to, any court, governmental authority or other regulatory or administrative agency or commission ("Governmental Entity") of the United States or of any state or local government or any subdivision thereof (the "U.S.") or of Belgium or any local government or subdivision thereof, except (i) pursuant to the Exchange Act, (ii) filing certificates of merger pursuant to the GCL and the laws of any other state, (iii) filings required under the securities or blue sky laws of the various states, (iv) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the "Exon-Florio Amendment" to the Omnibus Trade and Competitiveness Act of 1988, as amended ("Exon-Florio"), or
(v) consents, approvals, authorizations, permits, filings or notifications which if not obtained or made will not, individually or in the aggregate, have a material adverse effect upon the ability of Parent or Purchaser to perform their respective obligations under this Agreement.

     3.7. Financing. Prior to the expiration of the Offer, Parent or Purchaser will have all funds necessary for the purchase of the Shares pursuant to the Offer. Prior to the Effective Time, Parent or Purchaser will have all funds necessary to consummate the Merger.

     3.8. Not a Public Utility. Assuming the accuracy of the representation made by the Company contained in Section 4.11 hereof, neither Parent nor Purchaser is and the acquisition of Shares pursuant to the Offer will not cause the Company to be deemed to be a public utility, electric utility holding company, affiliate or combination thereof within the meaning of the Public Utility Holding Company Act of 1935 ("PUHCA"), as amended.

               IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each of Parent and Purchaser that:

     4.1. Corporate Organization. Each of the Company and its subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its respective country or state of organization and is in good standing or qualified to conduct business in each jurisdiction where failure to so qualify or be in good standing is reasonably likely to have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole. Each of the Company and its subsidiaries has the requisite corporate or other power to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. The Company has furnished Parent true and correct copies of its Certificate of Incorporation and By-Laws, as amended to the date hereof. The Company's Certificate of Incorporation and By-Laws as so delivered are in full force and effect.

     4.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 2,000,000 shares of Preferred Stock, no par value ("Preferred Stock"). As of May 9, 1995, (a) 12,809,177 Shares were validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, (b) no shares of Preferred Stock were issued or outstanding and (c) Options to purchase an aggregate of 1,441,123 Shares at exercise prices reflected in Schedule 4.2 were outstanding. Since May 9, 1995, the Company has not issued any additional Shares other than pursuant to the exercise of Options outstanding on May 9, 1995, has not issued any shares of Preferred Stock, has not granted any additional Options and has not modified outstanding Options except as expressly contemplated in this Agreement. Except as set forth in this Section 4.2 or in Schedule 4.2, there are no shares of capital stock of the Company authorized, issued or outstanding and there are no outstanding subscriptions, options, warrants, rights, convertible securities (other than the Rights (as such term is defined in Section 5.2 hereof)) or any other agreements or commitments of any character relating to the issued or unissued capital stock or other securities or equity interests of the Company or any of its subsidiaries (other than the Rights) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or equity interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment. Except as set forth in Schedule 4.2, there are no voting trusts or other agreements or understandings to which the Company or any subsidiary of the Company is a party with respect to the voting of the capital stock of the Company.

     4.3. Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, except for any required approval of the Company's stockholders with respect to the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject, to the extent required with respect to the consummation of the Merger, to approval, if necessary, by the stockholders of the Company as provided in Section 2.2 hereof. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms.

     4.4. Consent and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien or other encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (i) their respective certificates of incorporation or by-laws (or similar governing document) or (ii) any order, writ, injunction, decree, statute, rule or regulation, governmental permit or license, or note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets are subject, except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens or other encumbrances, which are set forth on Schedule 4.4 or which, individually or in the aggregate, will not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole, or (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) pursuant to the Exchange Act, (ii) filing certificates of merger pursuant to the GCL and the laws of any other state,
(iii) filings required under the securities or blue sky laws of the various states, (iv) filings under the HSR Act or Exon-Florio, or (v) consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made will not, individually or in the aggregate, have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole.

     4.5. Commission Filings. The Company has heretofore filed all reports with the Commission required to be filed pursuant to the Exchange Act since January 1, 1993, and has made available to Parent copies of all such reports, including without limitation each registration statement, Current Report on Form 8-K, proxy or information statement, Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed during such period (in the case of each such report, including all exhibits thereto) (the "SEC Documents"). The SEC Documents did not (as of their respective filing dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited and unaudited consolidated financial statements, together with the notes thereto, of the Company included (or incorporated by reference) in the SEC Documents fairly present the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such financial statements, including the related notes, and except that the quarterly financial statements do not contain all the footnote disclosures required by generally accepted accounting principles), subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and any other adjustments described therein. The information in the Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 1994 (the "1994 Form 10-K") and in the reports filed by the Company with the Commission under the Exchange Act subsequent to the filing with the Commission of the 1994 Form 10-K, taken as a whole, when read together with the information included in this Agreement and the schedules and exhibits hereto, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has provided Purchaser with a copy of each document of which it is aware which is of the character of document which would otherwise be required to be filed by the Company with the Commission as an exhibit (other than financial statements, financial exhibits or financial schedules) to any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K required to be filed by the Company under the Exchange Act, if filed with respect to a period ending on the date hereof, which has not been previously filed or incorporated by reference in the SEC Documents or which is not referred to in
Schedule 5.3.5 hereto.

     4.6. Absence of Certain Changes. Except as disclosed in the SEC Documents or Schedule 4.6 or as disclosed to Parent by the Company in a writing on or before the date hereof, since June 30, 1994, there has not been (a) any material adverse change in the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole, (b) in the case of the Company, any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, other than the regular cash dividends on Shares or (c) any material change by the Company in accounting principles or methods. Except as described in Schedule 5.3.5 and except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or pursuant to existing collective bargaining agreements, since June 30, 1994, the Company has not adopted or amended any agreements, trusts, plans, funds or other arrangements of the type described in Section
5.3.5 or increased the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options or stock appreciation rights) or taken any action or granted any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or entered into any contract, agreement, commitment or arrangement to do any of the foregoing.

     4.7. Fees. Except as set forth in Schedule 4.7, neither the Company nor any of its subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

     4.8. Offer Documents. None of the information supplied by the Company or its subsidiaries expressly for inclusion in the Offer Documents or in any amendments thereto or supplements thereto will, at the time supplied or upon the expiration of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.9. Schedule 14D-9. Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and will not at the respective times the
Schedule 14D-9 or any amendments thereto or supplements thereto are filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will promptly correct any statements in the
Schedule 14D-9 that have become false or misleading and take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the Commission and to be disseminated to holders of Shares, in each case as and to the extent required by applicable law.

     4.10. Merger Proxy Statement. The Merger Proxy Statement and all amendments thereto and supplements thereto will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and will not, at the time of (a) first mailing thereof or (b) the meeting, if any, of stockholders to be held in connection with the Merger, together with any amendments thereto and supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by Parent or Purchaser for inclusion in the Merger Proxy Statement.

     4.11. Qualifying Facility. Assuming the accuracy of the representation of Parent and Purchaser contained in Section 3.8 hereof, (i) each of the electric generating facilities in which the Company or any of its subsidiaries owns an equity interest qualifies as a "qualifying facility" ("QF") within the meaning of the Public Utility Regulatory Policies Act of 1978 and all rules and regulations adopted thereunder and (ii) each electric generating facility currently under development by the Company or any of its subsidiaries is expected to qualify as a QF or as an "Exempt Wholesale Generator" under Section 32 of PUHCA.

                                 V.  COVENANTS

     5.1. Acquisition Proposals. Except as set forth in Schedule 5.1, each of the Company and its subsidiaries will not, directly or indirectly, and will instruct and otherwise use its commercially reasonable efforts to cause their respective officers, directors, employees, agents or advisors or other representatives or consultants not to, (i) directly or indirectly, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Company or any of its subsidiaries or (ii) except to the extent required by the Fiduciary Duty of the Company's Board of Directors, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Company will promptly notify Parent in the event of any proposal or offer of the type referred to in clause (i) of the first sentence of this Section 5.1, indicating in reasonable detail the identity of the persons involved and the terms and conditions of any proposal or offer. The Company will promptly notify Parent in the event of the occurrence of any matter referred to in clause (ii) of the first sentence of this Section 5.1 and indicate in reasonable detail the identity of the persons involved.

     5.2. Amendment of Rights Agreement. Not later than immediately prior to the commencement of the Offer, the Board of Directors of the Company shall take such action as is necessary to amend the Rights Agreement (the "Rights Agreement"), dated as of November 29, 1988, between the Company and Morgan Shareholder Services Trust Company ("MSSTC"), as Rights Agent, as amended by amendment dated January 27, 1994, to provide that the transaction contemplated by the Offer and this Agreement will not trigger the Rights issued thereunder (the "Rights") and to provide that neither Parent nor Purchaser shall be deemed to be an "Acquiring Person" under the Rights Agreement. Except as contemplated by the previous sentence, the Company will not take any action to, or intended to, alter or amend the Rights Agreement or redeem the Rights with respect to an acquisition of the Shares, other than the Offer, unless the Board of Directors of the Company has determined that such action or redemption is necessary in order for members of the Board to satisfy their Fiduciary Duties.

     5.3. Interim Operations. During the period from the date of this Agreement to the earlier of the time that the designees of Parent have been elected or appointed to, and constitute a majority of, the Board of Directors of the Company pursuant to Section 1.4 hereof or the Effective Time, except as specifically contemplated by this Agreement, or as set forth in Schedule 5.3 or as otherwise approved by the Purchaser in writing:

     5.3.1. Conduct of Business. The Company will, and will cause each of its subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of its business except as the Board of Directors deems to be required in the exercise of its Fiduciary Duty with notice in writing thereof to Parent. The Company will use its commercially reasonable efforts to preserve intact the business organization of the Company and each of its subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it or its subsidiaries.

     5.3.2. Certificate of Incorporation and By-Laws. The Company will not, and will not permit any of its subsidiaries to, make or propose any change or amendment to their respective certificates of incorporation or by-laws (or comparable governing instruments).

     5.3.3. Capital Stock. Except as set forth in Schedule 4.2, the Company will not, and will not permit any of its subsidiaries to, issue or sell any shares of capital stock or any other securities or equity interests of any of them or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to (other than pursuant to and to the extent required by the Rights Agreement), or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities or equity interests of any of them or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock or equity interests, or adjust, split, combine or reclassify any of their capital stock or other securities or equity interests, or make any other changes in their capital structures.

     5.3.4. Dividends. Except as contemplated by Section 5.2 hereof, the Company will not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of capital stock or equity interests other than regular quarterly cash dividends of $0.03 per Share consistent with the Company's past established schedule of declaration, payment and record dates.

     5.3.5. Employee Plans, Compensation, Etc. Except (i) as contemplated by this Agreement, including in Section 2.6 and this Section 5.3.5, (ii) as set forth in Schedule 5.3.5 and (iii) for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or pursuant to collective bargaining agreements as presently in effect, the Company will not, and will not permit any of its subsidiaries to, adopt or amend any bonus, profit-sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     5.3.6. Debt. Except as set forth on Schedule 5.3.6, the Company and its subsidiaries will not, except in the ordinary course of its business, (a) incur or assume any indebtedness, or (b) make any loans, advances or capital contributions to, or investments (other than intercompany accounts and short-term investments pursuant to customary cash management systems of the Company in the ordinary course and consistent with past practices) in, any other person other than such of the foregoing as are made by the Company to or in wholly owned subsidiaries of the Company in an amount not to exceed $2,000,000 in the aggregate.

     5.4. Access and Information. The Company will (and will cause each of its subsidiaries to) afford to Parent and its representatives (including without limitation directors, officers and employees of Parent and its affiliates, and counsel, accountants and other professionals retained by Parent) such access during normal business hours throughout the period prior to the Effective Time to the Company's books, records (including without limitation tax returns and work papers of the Company's independent auditors), properties, personnel and to such other information as Parent reasonably requests, provided, however, that no investigation pursuant to this Section 5.4 will affect or be deemed to modify any of the representations or warranties made by the Company in this Agreement. The rights and obligations of each of Parent and the Company pursuant to the Confidentiality Agreement, dated January 20, 1995 between Parent and the Company, will survive the execution and delivery of this Agreement, and all information obtained by Parent or any of its representatives (including without limitation directors, officers and employees of Parent and its affiliates and counsel, accountants and other professionals retained by Parent) pursuant hereto (including, without limitation, pursuant to Section 1.3 hereof) shall be deemed "Information" as that term is defined in such Confidentiality Agreement, and shall be subject to the provisions of that Confidentiality Agreement, except to the extent that Parent is advised by counsel that disclosure of any such information, including the existence of the Confidentiality Agreement, is required by law in connection with the offer or the Merger; provided, however, that: (i) Section 7 of the Confidentiality Agreement will not apply to prevent the Offer and the Merger pursuant to this Agreement or to prevent Purchaser from continuing its offer to purchase Shares during the 120-day period commencing on the date of the commencement of the Offer if this Agreement is terminated pursuant to Section 7.1(f) hereof; (ii) Section 9 of the Confidentiality Agreement will no longer apply; and (iii) to the extent that any attempt is made to enforce the Confidentiality Agreement in the context of the Offer and Merger, such suit will be brought in a forum referred to in Section 7.12.

     5.5. Certain Filings, Consents and Arrangements. Parent, Purchaser and the Company will (a) promptly make their respective filings, and will thereafter use their commercially reasonable efforts promptly to make any required submissions, under the HSR Act and Exon-Florio with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and (b) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other U.S. or foreign law or regulation and
(ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

     5.6. Merger Proxy Statement. As soon as practicable after the termination or expiration of the Offer, the Company will, if required by applicable law in order to consummate the Merger, prepare the Merger Proxy Statement, file it with the Commission, respond to comments from the Commission, as appropriate, and mail it to all holders of Shares. Parent, Purchaser and the Company will cooperate with each other in the preparation of the Merger Proxy Statement; without limiting the generality of the foregoing, Parent and Purchaser will furnish to the Company the information relating to Parent and Purchaser required by the Exchange Act to be set forth in the Merger Proxy Statement.

     5.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to cause fulfillment of all conditions under this Agreement and to use commercially reasonable efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations and filings (including without limitation filings under the HSR Act and Exon-Florio) and obtaining any required contractual consents, subject, however, to any required votes of the stockholders of the Company. If, at any time after the Effective Time, the Surviving Corporation reasonably considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     5.8. Compliance with Antitrust Laws. Each of Parent and the Company will use commercially reasonable efforts to resolve such objections, if any, which may be asserted with respect to the Offer or the Merger under the antitrust laws. In the event a suit is instituted challenging the Offer or the Merger as violative of the antitrust laws, each of Parent and the Company will use commercially reasonable efforts to resist or resolve such suit. Parent and the Company will use commercially reasonable efforts to take such action as may be required: (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Offer or the Merger under the antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Offer or the Merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Offer or the Merger. Notwithstanding the foregoing, however, none of Parent, Purchaser or the Company will be required prior to the Effective Time to commit to a material divestiture transaction or to commit to hold separate any of the material businesses, product lines or assets of Parent or its affiliates or the Company.

     5.9. Publicity. The Company and Parent will consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

     5.10. Directors' and Officers' Insurance: Indemnification. From and after the earlier of the Effective Time or the time the Parent's designees have been elected or appointed to, and constitute a majority of, the Board of Directors of the Company pursuant to Section 1.4 hereof (the "D&O Initial Date"), (a) Parent will cause the Surviving Corporation to maintain the current directors' and officers' insurance and indemnification policies or one or more equivalent policies, subject to terms and provisions no less advantageous, for all present and former directors and officers of the Company, covering the claims made within three (3) years after the D&O Initial Date, if such policies are available on a commercially reasonable basis, and (b) after the Effective Time Parent will cause the Surviving Corporation to maintain the right to indemnification, and to advancement of expenses, of officers and directors as provided for in the Certificate of Incorporation and By-Laws of the Company, with respect to indemnification for acts and omissions occurring prior to the Effective Time, including without limitation in connection with the transactions contemplated by the Agreement. Without limitation of the foregoing, in the event that any such officer or director becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent will cause the Surviving Corporation to pay as incurred such officer's or director's legal and other expenses (including the costs of any investigation and preparation) incurred in connection therewith in accordance with the procedures authorized in the By-Laws of the Company and the GCL. Parent shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys' fees, that may be incurred by any officer or director in enforcing the indemnity and other obligations provided for in this Section 5.10.

     5.11.  Employee Benefits.

     5.11.1. Employment Agreements. After the Effective Time, Parent will cause the Surviving Corporation to honor, in accordance with their respective terms in effect on this date, the employment agreements to which the Company is a party and which are described in Schedule 5.11.1 hereof.

     5.11.2. Employee Benefits. Parent agrees that it shall cause the Surviving Corporation to provide to the employees of the Surviving Corporation Employee Benefits (as defined below) which in the aggregate are at least as favorable as those provided by Parent from time to time to its employees who are similarly situated; provided that such Employee Benefits shall be, in the aggregate, at least as favorable as those currently provided by the Company to its employees. "Employee Benefits" shall mean all pension, profit sharing,
Section 401(k), excess benefit, deferred compensation, incentive compensation, cash bonus, severance pay, cafeteria, flexible compensation, life insurance, medical, dental, disability, welfare or vacation plans or arrangements of any kind and any other employee, pension benefit plan or employee welfare benefit plan (as such terms are defined in Sections 3(2) and 3(1), respectively, of ERISA) in which employees of the Company or any of its subsidiaries participate; provided that "Employee Benefits" shall not include any defined benefit pension plans or any stock-based plans, agreements, or arrangements or stock-based provisions in plans, agreements, or arrangements or any change of control provisions in any plans, agreements, or arrangements other than change of control provisions that solely apply to the Merger. Parent shall cause the Surviving Corporation to (i) credit the employees of the Surviving Corporation with all of their years of service with the Company and its subsidiaries for purposes of all Employee Benefits, (ii) maintain the Senior Management Deferred Compensation Plan (the "SMDCP"), the Supplemental Executive Retirement Plan (the "SERP"), and the Senior Executive Officer Early Retirement Plan (the "SEOERP") on at least as favorable terms as are in effect on the date hereof (other than change of control provisions that do not apply to the Merger), and fulfill the obligations of the Company thereunder. In addition, Parent will cause the Surviving Corporation to fulfill the obligations of the Company pursuant to the Company's Discretionary Bonus Plan described on Schedule 5.11.2 with respect to the current fiscal year. Parent confirms that the acceptance for payment, and purchase of, the Shares pursuant to the Offer shall constitute a "Change in Control" for purposes of the SERP, but that none of the transactions contemplated by this Agreement shall constitute a "Change in Control" for purposes of the SMDCP.

     5.11.3 No Guaranty. Parent's obligations under Sections 5.10 and 5.11 do not constitute a guaranty of the obligations of the Surviving Corporation.

                                VI.  CONDITIONS

     6.1. Conditions. The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions, as applicable thereto:

     6.1.1. Purchase of Shares. Purchaser will have accepted for payment and purchased Shares pursuant to the Offer in accordance with the terms thereof; provided that this condition shall be deemed to have been satisfied with respect to Parent and Purchaser if Purchaser fails to pay for Shares pursuant to the Offer in violation of the terms of the Offer.

     6.1.2. Shareholder Approval. The stockholders of the Company will have duly approved the Merger and adopted this Agreement, if required by applicable law.

     6.1.3. Injunctions; Illegality. The consummation of the Merger will not be precluded by any order, injunction, decree or ruling of a court of competent jurisdiction or any Governmental Entity (each party agreeing to use its best efforts to rectify any such occurrence), and there will not have been any action taken or any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which would prevent the consummation of the Merger.

     6.1.4. HSR Act and Exon-Florio. Any applicable waiting period under the HSR Act and Exon-Florio will have expired or been terminated.

     6.2. Conditions to Parent and Purchaser Obligations. The obligations of Parent and Purchaser to consummate the Merger will be subject to the satisfaction at or prior to the Effective Time of the additional conditions that
(a) except for Options to acquire 100,000 Shares all Options shall have been exercised or surrendered for the cash consideration contemplated by Section 2.6 hereof or, as to any Option not so surrendered or exercised in excess of Options to acquire 100,000 Shares, the holder shall have consented to acquire upon payment of the exercise price an amount of cash equal to the Merger Price in lieu of each Share covered thereby and (b) the Company will have satisfied and complied with in all material respects each of the covenants of the Company contained herein from the time the Purchaser accepts Shares for payment pursuant to the Offer up to and including the earlier of the time that the designees of Parent have been elected or appointed to, and constitute a majority of, the Board of Directors of the Company pursuant to Section 1.4 hereof or the Effective Time.

                              VII.  MISCELLANEOUS

     7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned (a) by the mutual consent of the Boards of Directors of Parent, Purchaser and the Company; (b) by Parent and Purchaser, on the one hand, or the Company, on the other hand, if the Offer expires or is terminated or withdrawn in accordance with its terms without any Shares being purchased thereunder or if Purchaser has not purchased Shares validly tendered and not withdrawn pursuant to the Offer within 120 days after commencement of the offer, provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) is not in breach of this Agreement in any material respect; (c) by the Company, if Parent or Purchaser materially breaches any of the representations and warranties or covenants contained in this Agreement; (d) by either Parent and Purchaser or the Company, if the Merger is not consummated prior to December 31, 1995; provided, however, that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; (e) by either Parent and Purchaser, on the one hand, or the Company, on the other hand, if either one (or any permitted assignee hereunder) is precluded by an order or injunction (other than an order or injunction issued on a preliminary basis) of a court of competent jurisdiction from consummating the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted; and (f) by either Parent and Purchaser, on the one hand, or the Company, on the other hand, if prior to the purchase of any Shares pursuant to the Offer, the Board of Directors of the Company withdraws or modifies in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer because of the Fiduciary Duty of the Board of Directors. In the event of any termination and abandonment pursuant to this
Section 7.1, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except for obligations under the last sentence of Sections 1.3 and 5.4 and all of Sections 5.10 and 7.10 hereof and except that nothing herein will relieve any party from liability for any breach of this Agreement. Any action by the Company to terminate this Agreement pursuant to this Section 7.1 will require only the approval of a majority of the directors of the Company then in office who are directors of the Company on the date hereof, or persons nominated or elected to succeed such directors by a majority of such directors (the "Continuing Directors").

     7.2. Non-Survival of Representations, Warranties and Agreements. The representations and warranties or agreements in this Agreement will terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 7.1, as the case may be, provided, however, that if the Merger is consummated, Sections 2.4, 5.7, 5.10 and 5.11 hereof will survive the Effective Time to the extent contemplated by such Sections, and provided further, however, that the last sentence of Sections 1.3 and 5.4 hereof and all of Sections 5.10 and 7.10 hereof will in all events survive any termination of this Agreement.

     7.3. Waiver and Amendment. Subject to applicable provisions of the GCL, any provision of this Agreement may be waived at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented at any time, provided that no amendment will be made after any stockholder approval of the Merger which reduces the Merger Price without further stockholder approval, provided further that any action by the Company to waive, amend or supplement any provision of this Agreement or provide any consent authorized hereunder or enforce any of the Company's rights hereunder, will require the approval only of a majority of the Continuing Directors of the Company. No such waiver, amendment, supplement or consent will be effective unless in a writing which makes express reference to this Section 7.3 and is signed by the party or parties sought to be bound thereby.

     7.4. Entire Agreement. This Agreement contains the entire agreement among Parent, Purchaser and the Company with respect to the Offer, the Merger and the other transactions contemplated hereby and thereby, and, except as contemplated by Section 5.4 hereof, this Agreement supersedes all prior agreements among the parties with respect to such matters.

     7.5. APPLICABLE LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.

     7.6. Interpretation. For purposes of this Agreement, a "subsidiary" of a corporation means any corporation, partnership, limited liability company, trust or other entity 50% or more of the outstanding voting securities or equity interests of which are directly or indirectly owned by such other corporation. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

     7.7. Notices. All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company to:

          CRSS Inc.
          1177 West Loop South
          Suite 800
          Houston, Texas 77027
          Attention: Chairman and Chief Executive Officer
          Telecopy No.: (713) 552-2364

     With copies to:

          Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
          3400 Texas Commerce Tower
          Houston, Texas 77002
          Attention: Gene G. Lewis
          Telecopy No.: (713) 223-3717

     If to Parent or Purchaser to:

          American Tractebel Corporation
          12 East 49th Street
          New York, New York 10017
          Attention: President
          Telecopy No.: (212) 319-1626

     With a copy to:

          Squire, Sanders & Dempsey
          520 Madison Avenue
          32nd Floor
          New York, New York 10022
          Attention: Alan N. Waxman
          Telecopy No.: (212) 872-9814
or to such other address as any party may have furnished to the other parties in writing in accordance herewith.

     7.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement.

     7.9. Parties in Interest; Assignment. This Agreement is not intended to nor will it confer upon any other person (other than the parties hereto) any rights or remedies. Except as otherwise expressly provided herein, this Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns, except that Sections 5.10 and 5.11 are intended to be for the benefit of the parties referred to therein, and may be enforced on behalf of the persons identified therein. Purchaser will have the right (a) to assign to Powerfin, S.A., Parent or any direct or indirect wholly owned subsidiary of Parent or Powerfin, S.A. any and all rights and obligations of Purchaser under this Agreement, including without limitation the right to substitute in its place Powerfin, S.A., Parent or such a subsidiary as one of the Constituent Corporations in the Merger (such subsidiary assuming all of the obligations of Purchaser in connection with the Merger), provided that any such assignment will not relieve Parent or Purchaser from any of its obligations hereunder, and (b) to transfer to Powerfin, S.A. or Parent or to any direct or indirect wholly owned subsidiary of Parent or Powerfin, S.A. the right to purchase Shares tendered pursuant to the Offer, provided that any such transfer will not relieve Purchaser from any of its obligations hereunder.

     7.10. Expenses. (a) Except as set forth in Section 7.10(b) and (c), all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. No termination of this Agreement shall relieve any party for any other obligation that it may have for breach hereof.

     (b)  If:

     (i)  Parent, Purchaser or the Company terminates this Agreement pursuant to
Section 7.1(f), and within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition (as defined below) or a Third Party Acquisition occurs, involving any party (or any affiliate thereof)
(x) with whom the Company had any discussions with respect to a Third Party Acquisition, (y) to whom the Company furnished information with respect to or with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed any interest publicly or to the Company in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z), prior to such termination; or

     (ii) Parent, Purchaser or the Company terminates this Agreement pursuant to Section 7.1(f), and within 12 months thereafter a Third Party Acquisition shall occur involving a direct or indirect consideration (or implicit valuation) for Shares in excess of the Price Per Share;

then the Company shall pay to Parent and Purchaser a fee of $5,500,000; provided, however, that the Company in no event shall be obligated to pay more than one such fee with respect to all such agreements and occurrences and such termination, and provided further that the fee required to be paid under this
Section 7.10(b) shall be reduced dollar-for-dollar by any fee paid by the Company to Parent under Section 7.10(c).

     "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of all of the Company by merger or otherwise by any person other than Parent, Purchaser or any affiliate thereof (a "Third Party"); or (ii) the acquisition by a Third Party of 50% or more of the total assets of the Company and its subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares.

     (c) In recognition of the significant expenditure of management time and resources and substantial out-of-pocket expenses incurred by Parent and Purchaser in connection with the negotiation of this Agreement and investigation of the transactions contemplated hereby, and in light of the difficulty in calculating the value of such management time, resources and other expenses, upon the termination of this Agreement (i) by Parent or Purchaser pursuant to Condition (a) set forth in Exhibit A (other than solely by reason of a material adverse change beyond the reasonable control of the Company), or (ii) under circumstances in which the Company shall be obligated to pay a fee pursuant to
Section 7.10(b), the Company shall pay to Parent $1,000,000.

     (d) Any payment required to be made pursuant to Section 7.10(b) or (c) shall be made as promptly as practicable but not later than five business days after termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Parent.

     7.11. Obligation of Parent. Whenever this Agreement requires Purchaser to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action.

     7.12. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the State of Delaware or any Delaware state court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity (except that no remedy shall be sought in any court other than the United States District Court for the State of Delaware or any Delaware state court).

     7.13. Severability. If any term, provision or portion of any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions or remaining portions of provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term, provision or portion of any provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

     7.14. Fiduciary Duty. Whenever used in this Agreement, "Fiduciary Duty" or "Fiduciary Duties" shall mean action taken or not taken because the Board of Directors of the Company, based upon advice of such independent legal counsel with experience in such matters, has determined that such action or inaction is necessary in order for the members of the Board of Directors to satisfy their duties under applicable law. Purchaser and Parent agree that each of the firms of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. and Richards Layton & Finger are independent legal counsel, with experience in such matters for the purposes hereof; provided, however, that this does not prohibit the Company from relying on other independent legal counsel with experience in such matters for the purposes hereof. In the case of the last sentence of Section 5.2, a written opinion of the Company's independent counsel selected by the Company's Board of Directors shall be rendered and a copy of such opinion shall be delivered to Parent and Purchaser as soon as reasonably practicable following the determination by the Board referred to in such last sentence.

                         ------------------------------

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

                                          CRSS INC.

                                          By  /s/  Bruce W. Wilkinson
                                             -----------------------------------
                                             Title: Chairman and Chief Executive
                                             Officer

                                          AMERICAN TRACTEBEL CORPORATION

                                          By  /s/  Phillippe van Marcke
                                             -----------------------------------
                                             Title: President

                                          ATC ACQUISITION CORP.

                                          By  /s/  Phillippe van Marcke
                                             -----------------------------------
                                             Title: President

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered, and (subject to the terms of the Merger Agreement) may terminate or amend the Offer or may postpone the acceptance for payment or payment for the Shares tendered, if at any time on or after May 16, 1995 and before acceptance for payment of any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur and shall, in the sole judgment of Parent, in any such case regardless of the circumstances giving rise to any such condition, make it inadvisable to proceed with the Offer or such acceptance for payment or purchase of or payment for any of the Shares:

          (a) any representation or warranty of the Company in the Merger Agreement shall have been untrue as of the date of the Merger Agreement or shall have become untrue prior to acceptance for payment or payment for Shares which untrue representations or warranties, in the aggregate, if accurately stated would have revealed matters materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole, or the Company shall have breached any of its covenants or agreements contained in the Merger Agreement, which breach or breaches, in the aggregate, would have a material adverse effect on the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole, or would have a material adverse effect upon the transactions contemplated by the Merger Agreement; provided this condition does not provide a basis for terminating the Offer unless and until Parent provides written notice to Company of the asserted breach of representation, warranty or covenant, and Company fails to cure such breach within five (5) business days after receiving such notice;

          (b) the number of Shares validly tendered and not withdrawn prior to the Expiration Date, which when added to the Shares beneficially owned by Parent, Purchaser and their affiliates represent less than a majority of the Shares outstanding on a fully diluted basis, or less than such lower number of Shares outstanding as the Purchaser or Parent shall have set as a revised minimum condition for tendered Shares as permitted under the Merger Agreement;

          (c) any United States or Belgian statute, rule or regulation shall be enacted, promulgated, entered or enforced that is applicable to the Offer or the Merger, that would have the effect of making the Offer or the Merger or the consummation thereof illegal or preclude Parent or Purchaser from exercising full rights of ownership with respect to the Shares or require that any material portion of the assets or business of Parent or its affiliates or the Company or its subsidiaries be divested or held separate;

          (d) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation of prices for, securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Belgium or any general limitation on or condition applicable to lending institutions which has had or is reasonably expected to have a material adverse effect on the extension of credit by such lending institutions,
     (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or Belgium that commenced after the date hereof, or (iv) in the case of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (e) there shall be in effect any preliminary or final injunction or other order issued by any United States or Belgian court or United States or Belgian governmental, administrative or regulatory agency or authority of competent jurisdiction (i) making the acceptance for payment of or payment for a material amount of or all of the Shares illegal or (ii) enjoining or prohibiting the Merger, the Offer or the acquisition by Parent or Purchaser of the Shares or preventing Parent or Purchaser from exercising full rights of ownership with respect to a material amount of the Shares or requiring that a material amount of the assets or business of Parent or the Company be divested or held separate;

          (f) the Company shall have authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of a material amount of assets or securities or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced, other than, in each case, the Offer and the Merger or modified its recommendation of the Offer adversely to Purchaser;

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) any waiting period under the HSR Act or Exon-Florio applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may be waived by Purchaser or Parent in whole or in part at any time and from time to time in its sole discretion, except that waiver of the Minimum Share Condition (as defined in the Merger Agreement), requires the approval of the Company.

                                       A-2